CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated March 12, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-42431 and 811-6395) of Dreyfus New York Municipal Cash Management.

New York, New York May 24, 2004
ERNST & YOUNG LLP